                                                                    EXHIBIT 10-4


                              EMPLOYMENT AGREEMENT


                 THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 7th day of April, 1995 by and between Amerihost Properties, Inc. ("Company") and Michael P. Holtz ("Executive").


                                  WITNESSETH:

                 WHEREAS, the Company is engaged in the business of developing and operating hotels.

                 WHEREAS, pursuant to this Agreement the Executive shall be employed by the Company as its President and Chief Executive Officer, and the Company and Executive desire to formalize the Executive's employment with this Agreement, and the Executive desires to continue employment on the terms and conditions described herein.

                 NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties agree as follows:

                 1. EMPLOYMENT. The Company hereby agrees to employ the Executive as its President and Chief Executive Officer for the Term (as hereinafter defined) and the Executive agrees to accept such employment on the terms and conditions set forth herein.

                 2. DUTIES. The Executive shall perform for the Company and all its subsidiaries the responsibilities of the office of President and Chief and Executive Officer and the duties consistent with such office, subject to the direction of the Board of Directors of the Company. The Executive shall report to the Company's Board of Directors through its Chairman.

                 3.  TERM.   The initial term of the Executive's employment
under this Agreement (the "Initial Term") shall commence January 1, 1995 and shall continue for three calendar years, unless earlier terminated as herein provided. This Agreement may be automatically renewed for an additional three years ("Renewal Term") at the sole option of the Executive. The "Term" includes the Initial Term and the Renewal Term, if any.

                 4.  COMPENSATION AND OTHER BENEFITS.

                 4.1. COMPENSATION. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Executive during the Term, Cash Compensation, Stock and Warrants at a rate specified in Exhibit A hereto ("Annual Compensation") payable, unless otherwise specified, in accordance with the payroll policies of the Company.

                 4.2. MISCELLANEOUS EMPLOYEE BENEFITS. During the Term, the Executive shall be permitted to participate in any group life, hospitalization, dental or disability insurance plan, health program, pension plan, similar benefit plan or other so-called "fringe benefits" of the Company (collectively, "Benefits"), which may be available to other executives of the Company generally on the same terms as such other executives.

                 4.3. GENERAL BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable expenses reasonably and necessarily incurred by the Executive during the Term in the performance of the Executive's services under this Agreement. Such payment shall be made upon presentation of itemized expense statements or vouchers or such other supporting information as the Company may require.

                 4.4. NET EXERCISE. The Executive shall be entitled to use shares of the Company's stock owned by him to satisfy the exercise price of his vested warrants or options in the Company's stock.

                 5.  TERMINATION OF EMPLOYMENT.

                 5.1. TERMINATION UPON DEATH. If the Executive dies during the Term, this Agreement shall terminate except that the Executive's legal representative shall be entitled to receive and the Company shall pay all compensation specified in Exhibit A (except Warrants and Vacation) during the period ending one (1) year after the Executive's death. Payments will be made in accordance with the payroll policies of the Company in effect at the time of the Executive's death. During said one-year period, the Company shall maintain for the Executive's dependents substantially the same Benefits the Executive was entitled to participate in immediately preceding his death.

                 5.2. TERMINATION UPON DISABILITY. If during the Term, the Executive becomes physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform any of his material services hereunder (i) for a period of six (6) consecutive months or (ii) for shorter periods aggregating six (6) months during any twelve month period, the Company may terminate the Executive's employment hereunder. The determination of a disability and the commencement date thereof shall be by the Board of Directors of the Company or, at the election of the Executive or the Board by two (2) qualified physicians agreed upon by Executive and Board. Upon such termination, the Company shall be obligated to continue to pay the Executive all compensation specified in Exhibit A (except Warrants and Vacation) for a period ending two years after the termination date. Payments will be made in accordance with the payroll policies of the Company in effect at the time of such termination. In addition, during said two-year period the Company shall maintain for Executive and his dependents the Benefits Executive was entitled to participate in immediately preceding his employment termination. However, the Executive dies during this two-year period, the Company shall only be obligated to provide the compensation described in Section 5.1.

                 5.3. TERMINATION BY THE COMPANY FOR CAUSE. The Company has the right, at any time by serving notice, to terminate the Executive's employment under this

Agreement and to discharge the Executive for "Cause" (as hereinafter defined). If such right is exercised, the Company's obligation to the Executive shall be limited to the payment and/or satisfaction of unpaid Cash Compensation, Stock, Warrants and Benefits accrued up to the effective date specified in the Company's termination notice. The Executive shall also be permitted to maintain health insurance benefits for himself and covered dependents pursuant to COBRA commencing on the date the Executive's employment is terminated. As used in this Section 5.3, the term "Cause" shall mean and include (i) misappropriation of any money or other assets or properties of the Company or any subsidiary of the Company other than an isolated, insubstantial and unintentional misappropriation which is promptly remedied by the Executive after receipt of written notice thereof given by the Company; (ii) willful and material breach by the Executive of the terms of this Agreement after a written demand for substantial performance is delivered to the Executive by the Company's Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially perform his duties and such breach continues after receipt of such written notice; (iii) illegal conduct which has a significant negative effect on the reputation or business of the Company; and (iv) significantly poor financial performance of the Company, as evidenced by net income or cash flow less than 75% of the approved budget for six consecutive quarters.

                 5.4.  OPPORTUNITY TO RESIGN.

                 Prior to terminating the Executive for Cause, the Company shall offer him an opportunity to resign. If such a resignation is tendered by the Executive and accepted by the Company in lieu of termination for Cause, the Executive shall receive the same compensation and benefits he would have received if he had been terminated for cause pursuant to Section 5.3.

                 6. SEVERANCE UPON TERMINATION WITHOUT CAUSE. If the Company terminates the Executive's employment without Cause, it shall continue to pay the Executive all compensation specified in Exhibit A for a period ending two years after the termination date. Furthermore, for said two-year period following the Executive's termination, the Company shall maintain for the Executive and his dependents the Benefits Executive was entitled to participate in immediately preceding his employment termination. However, if the Executive dies during this two-year period, the Company shall only be obligated to provide the compensation described in Section 5.1.

                 7.  VOLUNTARY TERMINATION BY THE EXECUTIVE

                 7.1. SEVERANCE FOLLOWING VOLUNTARY TERMINATION FOR GOOD REASON. If the Executive voluntarily terminates his employment because he makes a good faith determination that any of the Good Reasons (as hereinafter defined) set forth in subsections (i) through (vi) of Section 7.3(a) hereof apply, such a voluntary termination shall be deemed to be a termination by the Company without Cause and the Executive shall be entitled to receive the Severance and Benefits provided in Section 6.

                 7.2. SEVERANCE FOLLOWING OTHER VOLUNTARY TERMINATION. If the Executive voluntarily terminates his employment for a reason other than a "Good Reason" as that term is defined in Section 7.3(a) hereof, and provides the Company with notice of his intent to resign at least six (6) months before its effective date, the Executive shall be entitled to and the Company shall pay all compensation specified in Exhibit A for a period ending one (1) year after the effective date of the Executive's resignation. During said one (1) year period, the Company shall maintain for the Executive and his dependents all Benefits in which the Executive was entitled to participate immediately prior to his resignation.

                 7.3.  DEFINITIONS

                          (a) GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean:

                                  (i)      Change of Control.

                                  (ii)     the assignment to the Executive of
                          duties materially inconsistent with Executive's authority, duties or responsibilities as contemplated by Section 2, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive and excluding the delegation of duties and responsibilities which do not materially diminish the overall authority of the Executive;

                                  (iii)     Any failure by the Company to
                          comply with any of the provisions of Section 4, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                                  (iv)     the Company's requiring the
                          Executive to be based at any office or location outside of the Chicago metropolitan and suburban area;

                                  (v)      any purported termination by the
                          Company of the Executive's employment otherwise than as expressly permitted by Sections 5.1, 5.2, 5.3 and
                          5.4 of this Agreement; or

                                  (vi) Any failure by the Company to comply with and satisfy Section 8.6(c), provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 8.6(c).

                          (b) CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" shall mean:

                                  (i) Any change in the Company's Board of Directors such that a majority of the Board is composed of members who were not members of the Board on the date this Agreement was made; or

                                  (ii)     Removal of the Executive from
                          membership on the Board of Directors by the vote of a majority of the shareholders of the Company or failure of the Board of Directors to nominate the Executive for reelection to Board membership.

                 8.  OTHER PROVISIONS

                 8.1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                          (i) "Person" means any individual, corporate, partnership, firm, joint venture, associate, joint-stock company, trust, incorporated organization, governmental or regulation body or other entity.

                          (ii) "Cash flow" for any period means net income plus depreciation and amortization for such period, all determined in accordance with generally accepted accounting principles.

                 8.2. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:

                          (i)     if to the Company, to:

                                  Chairman of the Board of Directors
                                  Amerihost Properties, Inc.
                                  2400 East Devon Avenue
                                  Suite 280
                                  Des Plaines, IL  60018

                                  with a copy to:

                                  Helen R. Friedli, P.C.
                                  McDermott, Will & Emery
                                  227 W. Monroe Street
                                  Chicago, IL  60606

                          (ii)    if to the Executive, to:

                                  Michael P. Holtz
                                  968 S. Marshall Drive
                                  Des Plaines, IL  60016

                 Any party may change its address for notice hereunder by notice to the other party hereto.

                 8.3. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                 8.4. WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                 8.5. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed entirely within such State.

                 8.6.  SUCCESSORS.

                 (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                 (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                 (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                 8.7. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 8.8. HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


EXECUTIVE                            AMERIHOST PROPERTIES, INC.



/s/ Michael P. Holtz                 By:  /s/ H. Andrew Torchia
- -------------------------                ------------------------------------
Michael P. Holtz                              H. Andrew Torchia
                                              Chairman of the Board

                                   EXHIBIT A
                                       TO
                              EMPLOYMENT AGREEMENT


                           Dated as of April 7, 1995


Executive:                        MICHAEL P. HOLTZ


Annual Cash Compensation:

Initial Term:    1995   -   $325,000
                 1996   -   $375,000
                 1997   -   $425,000

Renewal Term:    The then current base salary shall be increased each year of the Renewal Term by a factor or ten percent (10%) or by the then current rate of inflation, whichever is greater. Base salary shall be paid in 26 equal bi-weekly installments, less such deductions as shall be required to be withheld pursuant to applicable law and regulations.


Compensation in Stock:

Upon execution of this Agreement, the Company shall issue 25,000 shares of its stock to the Executive. The maximum number of shares of stock the Executive shall be entitlted to receive in 1996 and subsequent years is as follows:

Initial Term:    1996   -   30,000 shares
                 1997   -   40,000 shares

Renewal Term:    The then current number of shares issued shall be increased each year of the Renewal Term by a factor of ten percent (10%) or by the then current rate of inflation, whichever is greater. Stock shall be issued on April 1 of each contract year.

Each year, shares for that year shall be issued to the Executive if the Company meets or exceeds one or more of the performance criteria specified below for the preceding year:

         (1) Net income of the quarter exceeded net income for the same quarter of the previous year.

         (2) Cash flow for the quarter exceeded cash flow for the same quarter of the previous year;

         (3) Net income or cash flow for the quarter was within fifteen percent (15%) of the budget approved by the Board of Directors for the quarter.

Compensation in Warrants:

The number of warrants the Executive shall be entitled to receive is as follows:

Initial Term     1995   -    75,000
                 1996   -    85,000
                 1997   -   100,000

Renewal Term     Each year of the Renewal Term, the maximum number of warrants the Executive is entitled to receive shall increase over the Executive's then current entitlement by a factor of ten percent (10%) or by the then current rate of inflation, whichever is greater.

Upon the execution of the Agreement by the parties, all warrants for the Initial Term shall be issued for the closing price of the stock on January 1, 1995. Should the Agreement be renewed, all warrants for the Renewal Term shall be issued on January 1, 1998 at the closing price of the stock on that day.
The number of warrants issued on January 1, 1998 shall be equal to the total the Executive is entitled to receive during the Renewal Term based on a 10% increase in number each year. If during the Renewal Term, the Executive is entitled to receive additional warrants because inflation has exceeded 10%, such additional warrants shall be issued on January 1 of the entitlement year at the closing price of the stock on that day. The terms of the warrants shall be substantially identical to the stock options issued by the Company to the Executive in October, 1994.


Vacation:        4 weeks (160 hours) per year.



EXECUTIVE                                 AMERIHOST PROPERTIES, INC.



/s/ Michael P. Holtz                      /s/ H. Andrew Torchia
- ---------------------------               -------------------------------------
Michael P. Holtz                          H. Andrew Torchia
                                          Chairman of the Board


This Exhibit A may be amended from time to time by an Exhibit A in similar form bearing a later effective date and the signatures of the Company and Executive.





                                       2